EX-99.77I (1)
Dreyfus Investment Grade Bond Funds, Inc. (the "Fund")
- Dreyfus Premier Short Term Income Fund
- Dreyfus Premier Yield Advantage Fund
   (each, a "Series")
Terms of Certain New Share Classes
     Pursuant to Board action taken on September 10, 2002 and October 10, 2002, each of Dreyfus Short Term Income Fund and Dreyfus Yield Advantage Fund added the term "Premier" to its name, effective November 1, 2002. At the same time, Class A, B, and P shares were added to Dreyfus Premier Short Term Income Fund ("PSTIF") and Class A, B, P and S shares were added to Dreyfus Premier Yield Advantage Fund ("PYAF"), and existing shares of each Series were renamed "Class D shares." Accordingly, the Fund revised its Rule 18f-3 Plan and filed Articles Supplementary adding seven hundred million shares (100 million shares per new class) of newly authorized shares of Common Stock, par value $.001 per share, and filed Articles of Amendment changing the name of each Series.

     Shares of each Class of each Series have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Fund's charter, except for certain differences attributable to such Class as described in a Rule 18f-3 Plan adopted by the Fund. Class D shareholders of the relevant Series will vote together with the new share classes on any matter affecting such Series, but will vote separately with regard to matters affecting only Class D shares.

CLASS D
  Current shareholders will continue to be able to purchase
  Class D shares at net asset value ("NAV") with the same investment minimums. Each Series's fees are unchanged, except that the 0.25% early redemption fee for PYAF was eliminated. With regard to dividends, earnings for Saturdays, Sundays and holidays are declared as dividends on the preceding business day instead of the following business day and are paid on the last calendar day of each month instead of the last business day of each month.

CLASS P
Class P shares are offered at NAV with a minimum initial
  investment of at least $100,000.
Class P shares may be exchanged for Class A shares of Dreyfus long-term funds, and upon exchange will be subject to the applicable Class A sales load.

CLASS A
Class A shares are offered with a front-end sales load, as indicated in the table below, with a minimum initial investment of $1,000 for PSTIF and $10,000 for PYAF.
  For Class A purchases at NAV ($250,000 or more), a CDSC will be charged if such shares are redeemed during the first 18 months after purchase, at the rate of 0.50% for PYAF and and 0.75% for PSTIF.

CLASS A SHARES            PYAF Front-End    PSTIF Front-End
Amount of Transaction     Sales Load        Sales Load
Less than $50,000         2.00%             3.00%
$50,000 to less than      1.75%             2.00%
$100,000
$100,000 to less than     1.50%             1.00%
$250,000
$250,000 or more          -0-               -0-

CLASS B
Class B shares of PSTIF may be purchased directly, with a minimum initial investment of $1,000, and have a contingent deferred sales charge as indicated in the table below.
Class B Shares of PYAF are available only through exchanges of at least $10,000 of Class B shares of another fund in the Dreyfus Premier Family of Funds or Class B shares of certain funds advised by Founders Asset Management LLC, an affiliate of Dreyfus.

CLASS S
Class S shares of PYAF may be purchased directly, with a minimum initial investment of $10,000, and have a contingent deferred sales charge as indicated in the table below.

     Redemptions of Class B shares and Class S shares will be subject to the following contingent deferred sales charge
("CDSC") schedules:

                            Class B CDSC as a %  Class S CDSC as a %
Year Since                  of Amount Invested   of Amount Invested
Purchase Payment            or Redemption        or Redemption
Was Made                    Proceeds             Proceeds
                            (whichever is less)  (whichever is less)
First                       4.00                 2.50
Second                      4.00                 2.50
Third                       3.00                 1.75
Fourth                      3.00                 1.00
Fifth                       2.00                 0.75
Sixth                       1.00                 0.50

     After 6 years, Class B and Class S shares will convert to Class A shares.

Shareholder Services Plans, Rule 12b-1 Plans and related Plan
Agreements.
Class A, B, P and S shares will be subject to the same
  Shareholder Services Plans as other Dreyfus Premier Funds. Each such class will be subject to a 0.25% Shareholder Services Plan pursuant to which the Fund will compensate the Distributor for shareholder servicing activities related to those classes.
Class B and Class S shares also will be subject to Rule 12b-
  1 Distribution Plans to pay the Distributor for distribution activities, as indicated in the schedule below:

SERIES                Class B 12b-1 Fee    Class S 12b-1 Fee
PSTIF                 0.50%                N/A
PYAF                  0.75%                0.25%

     Each Series's operating and servicing procedures conform with those of other Dreyfus Premier Funds, except as noted above.
The Management Agreement and Distribution Agreement for each Fund remained unchanged.

     The Agreements and Plans mentioned above are fully described where indicated below:

Shareholder Services Plan is incorporated by reference to Exhibit
(h) of Post-Effective Amendment No. 24 to the Registration
Statement on Form N-1A, filed October 31, 2002.

Distribution Plan is incorporated by reference to Exhibit (m) (2) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A, filed October 31, 2002.

Rule 18f-3 Plan is incorporated by reference to Exhibit n(2) of Post-Effective Amendment No. 24 to the Registration Statement on
Form N-1A, filed October 31, 2002.

Articles Supplementary are incorporated by reference to Exhibit
(a) (3) of Post-Effective Amendment No. 24 to the Registration
Statement on Form N-1A, filed October 31, 2002.

Articles of Amendment are incorporated by reference to Exhibit
(a) (4) of Post-Effective Amendment No. 24 to the Registration
Statement on Form N-1A, filed October 31, 2002.



EX-99.77I (2)

Terms of a New Series
Dreyfus Investment Grade Bond Funds, Inc. (the "Fund")
- Dreyfus Inflation Adjusted Securities Fund (the "Series")

     As described in the current prospectus, the Management
Agreement between The Dreyfus Corporation ("Dreyfus") and the
Fund was amended to add the Series.

Overview

     The primary investment objective of the Series is to seek returns that exceed the rate of inflation. To pursue its goal, the Series normally invests at least 80% of its assets in inflation-indexed securities. These are fixed-income securities designed to protect investors from a loss of value due to inflation by periodically adjusting their principal and/or coupon according to the rate of inflation. The Series will invest primarily in high quality U.S. dollar-denominated inflation-indexed securities. To a limited extent, the Series may invest in foreign currency-denominated inflation protected securities and other fixed-income securities not adjusted for inflation which are rated investment grade or the unrated equivalent as determined by Dreyfus. Such other fixed-income securities may include: U.S. government bonds and notes, corporate bonds, asset-backed securities, and mortgage-related securities.

     The Dreyfus Taxable Fixed Income Team of managers will seek to keep the average effective duration of the Series's portfolio at two to ten years, and expect the Series's average effective maturity to closely follow its portfolio duration. The Series may invest in securities with effective or final maturities of any length. The team may adjust the Series's holdings or the Series's average duration based on actual or anticipated changes in interest rates or credit quality.

Account Policies

     The Series will offer two share classes - Institutional and Investor - and will have the same account policies as Dreyfus Institutional Yield Advantage Fund (IYAF), a separate series of the Fund. Each share class will have a $10,000,000 minimum investment in the aggregate among the Series, Dreyfus Institutional Yield Advantage Fund, Dreyfus Institutional Cash Advantage Fund, Dreyfus Institutional Cash Advantage Plus Fund and the Cash Management Funds, as well as exchange privileges among the same. The Series will be a no-load fund and will not have a redemption fee.

Fees and Expenses

                                 Estimated
            Manageme  Sharehold  Other      Total    After
            nt Fee    er         Expenses   Expense  Waivers
                      Services              s
                      Fee
Investor    0.30%     0.25%      0.15%      0.70%    0.55%*
Shares
Institution 0.30%     None       0.15%      0.45%    0.30%*
al Shares
___________________________________________
*Dreyfus has contractually agreed, until July 31, 2003, to waive receipt of its management fee and/or assume expenses of the Series so that expenses (excluding taxes, brokerage commissions, extraordinary expenses, interest expenses and commitment fees on borrowings) do not exceed 0.55% with respect to Investor shares and 0.30%, with respect to Institutional shares of the Series.


Contracts, Plans, Agreements and Articles Supplementary

     Management Agreement - Dreyfus serves as the investment adviser to each series of the Fund, including the Series. In addition to providing investment management services, including the day-to-day management of the Series's investments, Dreyfus will continue to perform the administrative services that it performs for the other four series of the Fund.

     Distribution Agreement - Dreyfus Service Corporation serves as the Distributor of each series of the Fund, including the Series. The Distributor, a wholly-owned subsidiary of Dreyfus, serves as each Fund's distributor on a best efforts basis pursuant to an agreement with the Fund which is renewable annually.

     Shareholder Services Plan - The Series's Investor shares were added to the current Shareholder Services Plan for certain other series of the Fund. The fee would be used to pay Dreyfus Service Corporation (which could pay other financial intermediaries) for providing services relating to shareholder accounts of the Series's Investor shares. The proposed fee is 0.25% annually of the value of the average daily net assets attributable to the Series's Investor shares.

     Rule 18f-3 Plan  -  The Series was added to the current Rule
18f-3 Plan of the Fund with respect to the Series's two classes of shares - Investor shares and Institutional shares.

     Articles Supplementary - The Fund's Board approved Articles Supplementary to Fund's Articles of Incorporation increasing the amount of common stock of the Fund by one billion shares - 500 million each for the Series's Investor shares and Institutional shares.

     The Fund's Board of Directors approved all aspects of the new Series at a Board meeting held on August 1, 2002, including a resolution that such shares of each Class shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Fund's Charter, except for certain differences attributable to such Class as described in the Fund's Rule 18f-3 Plan. Each share of the Series has one vote and shareholders will vote in the aggregate and not by class, except as otherwise required by law or with respect to any matter that affects only one class. Only holders of Investor shares of the Series will be entitled to vote on matters submitted to shareholders pertaining to the Shareholder Services Plan for Investor shares.

 The Series went effective with the SEC on October 31, 2002. The Series's current prospectus was filed pursuant to Rule 497(c) of the Securities Act of 1933 on November 1, 2002. The Agreements and Plans mentioned above are fully described where indicated below:

Management Agreement is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed on August 2, 2002.

Distribution Agreement is incorporated by reference to Exhibit
(e) (1) of Post-Effective Amendment No. 21 to the Registration
Statement on Form N-1A, filed on August 2, 2002.

Shareholder Services Plan is incorporated by reference to Exhibit
(h) of Post-Effective Amendment No. 24 to the Registration
Statement on Form N-1A, filed October 31, 2002.

Rule 18f-3 Plan is incorporated by reference to Exhibit n(1) of Post-Effective Amendment No. 21 to the Registration Statement on
Form N-1A, filed August 2, 2002.

Articles Supplementary are incorporated by reference to Exhibit
(a)(2) of Post-Effective Amendment No. 21 to the Registration
Statement on Form N-1A, filed August 2, 2002.